Exhibit 99.9

Consent to be Named as a Director Nominee

In connection with the filing by Oxbridge Acquisition Corp. of a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Oxbridge Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 5, 2023

/s/ Lt. Col. Ran David
Signature

Name:	Lt. Col. Ran David